Revett Minerals’ Reports on Significant Rock Creek Permit Progress

Spokane Valley, Washington (December 13, 2007 - Revett Minerals Inc. (TSX-RVM) (“Revett” or the “Company”) is pleased to report that on Monday December 10, 2007 it received a favorable determination (an 18.1 determination) from the United States Forest Service (“USFS”) regarding its Rock Creek project in northwestern Montana. This determination was contained in a letter issued to Revett by the USFS notifying Revett that they may commence work at Rock Creek as contemplated under the original Record of Decision. The Record of Decision is the main permitting approval document and it was issued jointly by the USFS and the Montana Department of Environmental Quality in June 2003. This letter and the accompanying review concluded there are no new issues that may affect the 2003 Record of Decision and therefore no supplemental EIS or revision of the Record of Decision is required. With this letter of confirmation, the Company is allowed to commence ground disturbance activities at Rock Creek within 60 days, weather permitting. The full text of this determination is available from the Company or on the USFS’s website at www.fs.fed.us/r1/kootenai/projects/rock creek.

In anticipation of this letter, the Company has purchased all required grizzly bear mitigation land and it has also begun funding other activities related to the recovery of the grizzly bear in the Cabinet-Yaak Ecosystem. In addition, the Company is well advanced on the engineering for the water treatment plant and it is in the process of providing the reclamation bond required for this phase of the project.

Development Plan

Rock Creek is a pre-feasibility stage project. The next phase of development of a mine is completion of the Evaluation Program which will involve developing an adit and ramp system into the deposit, driving a drift on the mineralized horizon, and performing additional delineation drilling to verify existing technical assumptions. This work should last approximately two years and culminate in a technical and economic feasibility study. Preliminary physical work related to the adit and ramp development will now likely commence in the spring of 2008 as winter conditions have already set in northwestern Montana. Between now and the commencement of driving the evaluation adit, the Company and the regulatory agencies will finalize a number of agreements which provide the administrative framework for the mitigation program and Revett will finalize will finalize the engineering of the evaluation program.

Assuming a positive feasibility study, and our obtaining appropriate project financing, Revett intends to develop a 10,000 ton per day underground (room-and-pillar) mine which is proposed to incorporate a conventional flotation processing circuit to produce a copper concentrate. This process for producing copper concentrate is very similar to the process used at the Troy Mine. Construction would take approximately two years. Once in operation, Rock Creek is expected to average 6 million ounces of silver and 52 million pounds of copper production annually over a 20 year mine life.

Mr. Bill Orchow, President and CEO of Revett Minerals added “We are pleased that the permitting agencies have affirmed the conclusions reached in the comprehensive and extensive studies which formed the scientific basis for the Rock Creek Record of Decision. Assuming no further delays caused by legal challenges brought by opposition to our environmentally responsible project, we plan on commencing driving the adit in mid-2008.”

William Orchow
President & CEO

For more information, please contact:

Scott Brunsdon, CFO or Doug Ward, VP Corporate Development at (509) 921-2294

This press release contains forward-looking statements regarding the Company’s plan commence the evaluation adit phase at its Rock Creek project and the Company’s view that it should now be able to proceed with its Rock Creek evaluation program in accordance with plans as previously announced. Such forward-looking statements assume, among other things, that there are no further legal challenges or opposition to the exploration and development of the Rock Creek project, that regulators continue to support the project, that material , supplies and the workforce required to advance the project will be obtained in a timely and cost effective manner, that the future prices of silver and copper are such that the project continues to be economically viable, that the project parameters are not changed following a completion of a feasibility study, and that the Company is able to finance the programs. Actual results and developments may differ materially from those contemplated by the forward-looking statements if any of these assumptions prove incorrect. The forward-looking statements contained in this press release represent the Company’s views and expectations as of the date of this press release and should not be relied upon as representing the Company’s views and expectations as of a subsequent date.

11115 East Montgomery, Suite G, Spokane Valley, WA 99206
509-921-2294 fax 509-891-8901